Electric Network.com Inc.

Suite 1400, 1500 West Georgia Street

Vancouver, BC, V6G 2Z6, Canada

May 15th, 2006

Société d’Energie Solaire s.a. (SES)

Route de Saint-Julien 129

CH- 1228 Plan-les-Ouates

Switzerland

Dear Sirs:

Acquisition of SES

Attached is a Term Sheet that outlines the terms of a transaction relating to the purchase by Electric Network.com Inc. of all of the issued shares of SES.

Electric Network.com Inc. and SES each agree to proceed with the transaction as contemplated in the Term Sheet subject to the conditions set out therein. With the exception of the following paragraph and both parties' obligations to keep discussions and proprietary information of the other party in strict confidence, this letter and the Term Sheet are non-binding and subject to contract.

SES specifically covenants that it will not deal with any third party with respect to the sale of its business so long as Electric Network.com Inc. is proceeding with the transaction in accordance with the timetable set out in the Term Sheet.

Based and relying on the foregoing, Electric Network.com Inc. and its agents will commence due diligence as contemplated in the Term Sheet.

Please confirm your agreement by signing below.

Yours truly,

/s/ John Veltheer

John Veltheer

President

Electric Network.com Inc.

We agree to proceed with the transaction as contemplated in the Term Sheet and specifically agree to the covenant set out above.

/s/ Daniel Erné	/s/ Jean-Christophe Hadorn
Mr. Daniel Erné Majority shareholder SES s.a.	Mr. Jean-Christophe Hadorn President SES s.a.

PURCHASE OF SOCIETE D’ENERGIE SOLAIRE S.A. (SES)

Draft Term Sheet

of the Letter of Intent

May 15th, 2006

Purchaser	A new wholly owned subsidiary of Electric Network.com Inc.
Vendors	All of the shareholders of SES, represented by Mr. Erné who is signing this Term Sheet on their behalf. All shareholders will personally sign the Share Exchange Agreement as vendors.
Form of Agreement	Share Exchange Agreement

Business being sold

The parties intend that the transaction shall consist of the purchase by Electric Network.com Inc. from the shareholders of SES of all of the outstanding shares of SES which consist of a going concern, at closing, including all of the property and assets of SES's business of every kind and description, wherever situate (the "Business"), including without limitation:

(a)	all right, title, interest, and benefit of SES in and to all intellectual property of every nature, whether registered or unregistered;
(b)	the goodwill of and attributable to the Business and the exclusive right to represent itself as carrying on the Business, and the right to use any words indicating that the Business is so carried on;
(c)

the benefit of all unfilled orders received by SES in connection with the Business, and all other contracts, engagements, or commitments, whether written or oral, to which SES is entitled in connection with the Business, and in particular all right, title and interest of SES in, to, and under the material agreements, contracts, and licences;

(d)	all equipment, including without limitation, all tools and manufacturing equipment, computers, office furniture and accessories, machinery, and all other chattels used in connection the Business; and
(e)	all cash, accounts receivable, inventory and prepaid expenses.
Purchase Price

As the purchase price for the shares of SES, Electric Network.com Inc. will issue stock to the shareholders of SES that will equate to 70% of the issued common shares of Electric Network.com Inc. as of the closing of the Share Exchange Agreement. This price is based on the assumption that the business is essentially as represented in the documentation given by SES to Electric Network.com Inc. and its advisers.

Due diligence

Commencing immediately, Electric Network.com Inc. will carry out its due diligence investigations which will include access to the intellectual property, the people and the financial records of SES under an appropriate confidentiality agreement. The transaction will either close or not, depending on the outcome of the due diligence. Electric Network.com Inc. must advise SES in writing whether it will proceed with the transaction on or before 5:00 p.m. on June 15th, 2006.

Share Exchange

Agreement

Following the successful completion of Electric Network.com Inc.'s due diligence, Electric Network.com Inc. and SES will negotiate and enter into a Share Exchange Agreement that contains warranties, representations and covenants and conditions of closing that are typical of transactions of this nature.

Deposit

Concurrently with the signing of this Term Sheet, Electric Network.com Inc. will arrange for a deposit of CHF1million into a trust account. These monies will be released to SES upon the signing of a definitive Share Exchange Agreement and will be held in trust by a Geneva lawyer of reputable standing until the closing of the share exchange. In the event that SES or any vendor breaches a term of the Share Exchange Agreement, SES will forthwith return the full amount of the deposit to Electric Network.com Inc. if Electric Network.com Inc. elects to terminate the Share Exchange Agreement or if the Share Exchange agreement is not signed by June 15th, 2006.

Working capital

Electric Network.com Inc. will, as of the closing of the Share Exchange Agreement, have secured funding of at least CHF3,000,000 in addition to the CHF 1million deposit, net of all the expenses of the transaction (including all Standard Atlantic costs relating to the transaction) except for SES accounting cost to produce a US Gaap compliant balance sheet and P&L, to be used to fund the working capital needs of the Business.

People

It is a fundamental term of the transaction that SES or Electric Network.com Inc. is able to enter into satisfactory employment arrangements with the existing key employees of SES and management who will continue in their present capacity. Electric Network.com Inc. will not enter into the Share Exchange Agreement until such arrangements are conditionally in place and SES mandates itself to produce such arrangements

Management

Upon closing, management of SES will be elected in Electric Network.com Inc. to the same positions as they held at SES. All of the management of Electric Network.com Inc. (except for 2 Board members) will resign as of the Share Exchange Agreement. The Board will consist of 5 directors including a Chairman. In addition to the Chairman of SES (Mr. Adorn) who will take the same position at Electric Network.com Inc., the shareholders of SES will be able to elect 2 board members. The other 2 board members will be elected by the existing shareholders of Electric Network.com Inc.

Standard Atlantic

Upon closing of the Share Exchange Agreement SES will enter into a contract with Standard Atlantic (SA) in which SA, or any other entity substituting for it, will provide certain services, including Investor’s Relations to SES and SES will remunerate SA USD20,000 on a monthly basis for a period of 2 years after the closing of the Share Exchange

Agreement. SES will also pay, on the closing, a finders fee to SA in cash equal to 10% of the total amount of money raised. SES will also pay to SA its legal costs (estimated at USD 150.000). All of these costs will not be paid from the 4million net guaranteed working capital and will be paid only if Electric Network.com Inc. has secured additional funding to cover these costs prior to the share exchange.

Proposed Timing

The objective is to negotiate a simple transaction and close it as soon as possible with minimum disruption to the Business. The parties will use their commercially reasonable best efforts to maintain the following schedule:

May 15th, 2006	Settle Term Sheet, sign Confidentiality Agreement
May 15th, 2006	Commence due diligence
June 15th, 2006	Sign Share Exchange Agreement
June 30th, 2006	Closing